Exhibit 10.2

July 15, 2016

Icahn Associates Corp.

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention: Keith Cozza

Re: Second Amended and Restated Support Agreement

Ladies and Gentlemen:

This second amended and restated support agreement (this “Agreement”) amends and restates that certain amended and restated support agreement (the “2014 Agreement”) entered into between Herbalife Ltd., a Cayman Islands corporation (the “Company”), Carl C. Icahn and certain affiliated entities of Mr. Icahn, dated March 23, 2014, which amended and restated that certain support agreement (the “Original Agreement”) entered into between the Company, Mr. Icahn and certain affiliated entities of Mr. Icahn dated February 28, 2013. This Agreement sets forth our understanding and agreement with respect to your investment in and representation on the Board of Directors of the Company (the “Board”) and certain restrictions and limitations to be placed on Mr. Icahn, Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Beckton Corp., Hopper Investments LLC, Barberry Corp., High River Limited Partnership, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., and Icahn Enterprises G.P. Inc. (collectively with you, the “Icahn Parties”). Pursuant to and in accordance with the terms and conditions of the Original Agreement, the Icahn Parties designated, and the Company nominated, two designees of the Icahn Parties to the Board (the “2013 Icahn Designees”), both of whom were elected to the Board at the 2013 annual general meeting of shareholders on April 25, 2013. Pursuant to and in accordance with the terms and conditions of the 2014 Agreement, the Icahn Parties designated, and the Company nominated, two additional designees of the Icahn Parties to the Board (the “2014 Icahn Designees” and, together with the 2013 Icahn Designees, the “Icahn Designees”), and an independent director (the “Independent Designee”), each of whom was elected to the Board at the 2014 annual general meeting of shareholders on April 29, 2014. The Icahn Designees and the Independent Designee have each subsequently been nominated for re-election to the Board, and most recently at the Company’s 2016 annual general meeting of shareholders, have each been re-elected to the Board.

In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, by signing this Agreement, the parties agree and acknowledge as follows:

1.	Board Matters & Voting.

(a) In consideration of the Icahn Parties’ agreement set forth in this Agreement, the Company shall nominate each Icahn Designee and the Independent Designee (collectively, the “2017 Board Nominees”) for election to the Board at the 2017 annual general meeting of shareholders (the “2017 Annual Meeting”).

The Company shall include the 2017 Board Nominees in the Company’s slate of nominees for election as directors of the Company at the 2017 Annual Meeting and shall use commercially reasonable efforts to cause the election of the 2017 Board Nominees to the Board at the 2017 Annual Meeting (including recommending that the Company’s shareholders vote in favor of the election of the 2017 Board Nominees, including such nominees in the Company’s proxy statement for the 2017 Annual Meeting and otherwise supporting such nominees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate). The Icahn Parties, the Icahn Designees and the Independent Director shall provide the Company with such information with respect to the Icahn Parties, the Icahn Designees and the Independent Director as is required to be included in the proxy statement under applicable law.

If any of the 2017 Board Nominees resigns from the Board or is rendered unable to, or refuses to, be appointed to, or to serve on, the Board, the Icahn Parties shall be entitled to designate a replacement for each such designee that is approved by the Company’s Nominating and Corporate Governance Committee (such approval not to be unreasonably withheld or delayed) for each such designee (and if such proposed designee is not approved by such committee, the Icahn Parties shall be entitled to continue designating a replacement until such proposed designee is approved by the Company and such committee) (a “Replacement”), and the Company shall take all necessary action to promptly appoint such person to the Board. Any Replacement pursuant to this Agreement shall be deemed to be an Icahn Designee or Independent Director, as applicable, for all purposes under this Agreement and prior to his or her appointment to the Board, shall be required to, and the Icahn Parties shall cause such person to, execute the resignation as director in the form attached hereto as Exhibit A and deliver it to the Company. For the avoidance of doubt, any Replacement of the Independent Director pursuant to this Agreement shall (A) except as permitted by the Company, not be a director, officer, employee or consultant of, advisor to, affiliated with or receive compensation from (including, without limitation, in connection with service on the Board) any of the Icahn Parties, and (B) be otherwise independent within the meaning of the rules and regulations of the New York Stock Exchange and the Company’s independence guidelines, as determined in good faith by the Board.

The Company acknowledges and agrees that any policy of the Company or of the Board, whether formal or informal, in existence as of the date hereof or subsequently adopted, including without limitation, any Insider Trading Policy, shall only be applicable to the Icahn Designees and the Independent Director and in no event shall any such policies have any applicability with respect to any Icahn Party or any of their Affiliates.

(b) As of the date hereof, the Company represents and warrants that the Board is composed of thirteen (13) directors and that there are no vacancies on the Board. The Company agrees that it will not, from and after the date hereof, take any action, or support any Person (as defined below) who is seeking, to increase the size of the Board above fifteen (15) directors, each having one vote on all matters; provided that the Company further agrees that, from and after the date hereof, and following the 2017 Annual Meeting, for so long as an Icahn Designee is a member of the Board or the Icahn Parties are in the process of identifying a Replacement as permitted under the third paragraph of Section 1(a), if the Company or the Board increases the size of the Board to greater than thirteen (13) directors, then, for so long as the size of the Board is greater than thirteen (13) directors, the Icahn Parties shall have the right to designate additional persons approved by the Company and reasonably acceptable to the Nominating and Corporate Governance Committee (such approval not to be unreasonably withheld or delayed) as directors (and if such proposed designee is not approved by such committee, the Icahn Parties shall be entitled to continue designating a Replacement) to fill all such directorships and the Company shall take all necessary action to promptly appoint such person to the Board. Any such person shall be deemed to be an Icahn Designee for all purposes under this Agreement and prior to his or her appointment to the Board, shall be required to, and the Icahn Parties shall cause such person to, execute the resignation as director in the form attached hereto as Exhibit A and deliver it to the Company.

(c) For any annual general meeting of Company shareholders subsequent to the 2017 Annual Meeting but only for so long as an Icahn Designee is a member of the Board or the Icahn Parties are in the process of identifying a Replacement as permitted under the third paragraph of Section 1(a), the Company agrees to notify the Icahn Parties between the January 5th and 15th immediately preceding such annual general meeting (which such date of notification shall in no event be less than 20 calendar days before the advance notice deadline (the “Advance Notice Deadline”) set forth in Sections 73 to 76 of the Company’s Amended and Restated Memorandum and Articles of Association (as may be amended, the “Memorandum and Articles”), as such date may change from time to time) whether or not any Icahn Designee or the Independent Director whose term of office is expiring at such annual general meeting

(such notice, the “Company Notice”) will be nominated by the Company for election as a director at such annual general meeting and, if any Icahn Designee or the Independent Director will be nominated, to use commercially reasonable efforts to cause the election of any such nominees so nominated by the Company (including recommending that the Company’s shareholders vote in favor of the election of any such nominees, including such nominees in the Company’s proxy statement for such annual general meeting and otherwise supporting any such nominee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate). In the event that the Company notifies the Icahn Parties that any Icahn Designee or the Independent Director will not be nominated by the Company for election as a director pursuant to the preceding sentence or if within ten (10) days of the Company Notice the Icahn Designees or the Independent Director resign from the Board, then Company agrees that the Advance Notice Deadline for the upcoming annual meeting, will not be prior to March 15th of the applicable year and that the Company shall set the date of such annual general meeting so that such Advance Notice Deadline will comply with this sentence. The Company agrees that the Advance Notice Deadline for the 2017 Annual Meeting will not be prior to March 15, 2017, and that the Company shall set the date of the 2017 Annual Meeting so that such Advance Notice Deadline will comply with this sentence.

(d) For so long as an Icahn Designee is a member of the Board or the Icahn Parties are in the process of identifying a Replacement as permitted under the third paragraph of Section 1(a), the Company and the Icahn Parties agree that the Board shall not (i) create any new committee; provided that nothing in this Section 1(d) or elsewhere in this Agreement shall prohibit the Company or the Board from creating a committee that does not include any Icahn Designees to consider specific matters that include conflicts of interest between the Company and the Icahn Parties if it would be prudent as a matter of law to exclude the Icahn Designees from membership on such committee, or (ii) expand the scope of duties and responsibilities of any of the three existing committees of the Board (namely, the audit committee, the compensation committee and the nominating and corporate governance committee), except to the extent required by applicable law, stock exchange or other regulatory requirement.

(e) Notwithstanding anything to the contrary in this Agreement: (i) the rights and privileges set forth in this Agreement shall be personal to the Icahn Parties and may not be transferred or assigned to any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature (each, a “Person”), except that the Icahn Parties shall be permitted to transfer or assign this Agreement to their controlled Affiliates and (ii) if at any time after the date hereof, the Icahn Parties (together with their controlled Affiliates) cease collectively to Beneficially Own, at least 7,007,575 Company common shares, as adjusted to account for any stock split, stock dividend or similar corporate action, (y) the Icahn Parties shall cause the Icahn Designees to promptly tender their resignations from the Board and any committee of the Board on which they may be a member and (z) except as set forth in Sections 2 and 12, the Company and the Icahn Parties shall have no further obligations under this Agreement. In furtherance of the foregoing, each Icahn Designee shall, prior to his or her appointment to the Board, and each member of the Icahn Parties shall cause each such Icahn Designee to, execute an irrevocable resignation as director in the form attached hereto as Exhibit A and deliver it to the Company. For purposes of this Agreement: (I) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (II) the term “Beneficially Own” or variations thereof shall have the meaning set forth in Rules 13d-3 and 13d-5 promulgated under the Exchange Act, except that a person or group shall be deemed to have “Beneficial Ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

(f) The Company hereby agrees that no later than two (2) business days after the Company receives a written request from the Icahn Parties, the Company shall provide to the Icahn Parties that number of shares used to calculate the denominator in the “Change of Control” threshold under the Company’s Amended and Restated Credit Agreement, dated as of July 26, 2012 (as amended from time to time, the “Credit Agreement”). As of July 13, 2016, the Company represents that such number was 97,444,789 common shares. The Icahn Parties hereby agree that no later than two (2) business days after receipt of a written request from the Company, the Icahn Parties shall provide to the Company that number of shares used to calculate the numerator in the calculation of the 34.99% threshold under Section 2(a) below.

2.	Standstill Agreement.

In consideration of the Company’s agreement set forth herein, so long as the Company has complied and is complying with its obligations under the first and second paragraphs of Section 1(a), Sections 1(b), 1(c) and 1(d), and Section 6, and has otherwise materially complied and is materially complying with its other obligations set forth in this Agreement, the Icahn Parties agree that, from the date hereof until the later to occur of (i) the first date after the date hereof on which no Icahn Designee is a member of the Board and (ii) the earlier of (x) the completion of the 2017 Annual Meeting and (y) May 31, 2017, the Icahn Parties shall not, and shall cause their respective directors, officers, partners, members, employees, agents (acting in such capacity) and controlled Affiliates (collectively, “Representatives”) not to, directly or indirectly, without the prior written consent of either the Chief Executive Officer or the Board (which prior written consent of the Board shall require the approval of a majority of the members of the Board who are not 2017 Board Nominees or a Replacement):

(a) except in connection with a Competing Offer (as defined below), acquire, seek to acquire or agree to acquire (whether by market purchases, private purchases or otherwise) any common shares of the Company (or Beneficial Ownership thereof) or any securities convertible or exchangeable into or exercisable for any common shares of the Company (or Beneficial Ownership thereof) (including any derivative securities or instruments having the right to acquire common shares of the Company) if after the consummation of any such acquisition, the Icahn Parties would Beneficially Own more than 34.99% of the Company’s then outstanding common shares or voting power of the Company in the aggregate, other than securities issued pursuant to a stock split, stock dividend or similar corporate action initiated by the Company or taken by the Company’s shareholders with respect to any securities Beneficially Owned by the Icahn Parties; provided that if the Icahn Parties, at any time, Beneficially Own more than 34.99% of the Company’s then outstanding common shares or voting power of the Company in the aggregate, due solely to a reduction in the outstanding common shares of the Company (whether or not the Icahn Parties were aware of such a reduction in the outstanding common shares of the Company), the Icahn Parties shall not have, and shall not be deemed to have, violated this clause (a); it being understood that for purposes of this Section 2(a), the 34.99% shall be calculated using the number of the Company’s outstanding common shares as most recently disclosed by the Company in a Form 10-K, Form 10-Q or Form 8-K, as filed with the SEC.

(b) (A) other than in connection with a Permitted Opposition (as defined below), encourage, advise or influence any other Person or assist any third party in so encouraging, assisting or influencing any other Person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter) or (B) advise, influence or encourage any Person (other than the Icahn Parties and their Representatives) or effect or seek to effect, whether alone or in concert with others, the election or nomination of a director other than as permitted in this Agreement or (C) advise, influence or encourage any Person, other than the Icahn Parties and their Representatives, to commence a tender offer; provided, however, that neither this clause (b) nor any other provision in this Agreement shall restrict or otherwise limit the Icahn Parties’ from being able to vote any voting securities of the Company in favor of or against any proposal, action or transaction; provided, further, that in the event of a third party tender or exchange offer for securities of the Company that has been commenced and not withdrawn by a Person other than the Icahn Parties or any Affiliate of an Icahn Party (a “Third Party Offer”), the Icahn Parties shall be permitted to commence, and if successful, consummate, a competing tender or exchange offer for any and all of the outstanding voting securities of the Company that would, if consummated, result in the Icahn Parties owning at least a majority of the then outstanding common shares or voting power of the Company in the aggregate, which tender offer will be conditioned on such purchases in the tender offer, when added to number of common shares Beneficially Owned by the Icahn Parties’ immediately prior to the tender offer, equaling at least such majority of common shares (a “Competing Offer”);

(c) other than in connection with a Permitted Opposition, solicit proxies or written consents of shareholders or conduct any other type of referendum (binding or non-binding) with respect to the common shares of the Company, or from the holders of the common shares of the Company, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any common shares of the Company (other than any encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter); provided that except as expressly agreed in Section 3, the Icahn Parties shall not be restricted from voting any common shares of the Company in favor of or against any proposal or other action for which such solicitation is being made;

(d) form or join in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), for the avoidance of doubt, other than a group comprised solely of the Icahn Parties and their controlled Affiliates, with respect to any common shares of the Company or agree to or deposit any common shares of the Company or any securities convertible or exchangeable into or exercisable for any such common shares in any voting trust or similar arrangement (other than to the named proxies included in the Company’s proxy card for any annual general meeting);

(e)	seek to have the Company waive, amend or modify any provisions of the Memorandum and Articles;

(f) encourage or facilitate the taking of any actions by any other Person in connection with the foregoing that is prohibited to be taken by the Icahn Parties; or

(g) publicly request that the Company or any Representative of the Company, directly or indirectly, amend or waive any provision of this Section 2 (including this clause (g));

provided, that nothing in this Agreement shall limit or in any way apply to any actions or communications that may be taken by an Icahn Designee as a director of the Company.

Nothing in this Section 2 or any other provision in this Agreement shall prohibit, be deemed to prohibit or otherwise restrict the Icahn Parties from (1) commencing, and if successful, consummating a Competing Offer, or (2) in order to allow new directors designated by the Icahn Parties to satisfy any conditions included in such Competing Offer, (x) soliciting proxies, (y) seeking to replace any member or members of the Board or (z) seeking to amend or modify the Memorandum and Articles; provided, in the case of clause (2), such action or actions having substantially the same or a similar purpose or effect, have also been taken, or have been proposed to be taken, by the Person commencing the Third Party Offer.

For purposes of this Agreement, “Permitted Opposition” means any opposition undertaken by the Icahn Parties to defeat any matter submitted to a meeting of shareholders including any matter to be proposed at an annual general meeting, other than the election of directors, appointment of auditors, approval of “say-on-pay”, or other similar matters typically proposed at an annual general meeting in the ordinary course of business; provided, however, in connection with a Permitted Opposition the Icahn Parties shall not, and shall cause their respective Representatives not to, directly or indirectly, furnish or cause to be furnished to any other shareholder of the Company a form of proxy.

3.	Voting; Quorum.

So long as the Company has complied and is complying with its obligations under the first and second paragraphs of Section 1(a), Sections 1(b), 1(c) and 1(d), and Section 6, and has otherwise materially complied and is materially complying with its other obligations set forth in this Agreement, in connection with the 2017 Annual Meeting, and, thereafter, for so long as an Icahn Designee is a member of the Board, the Icahn Parties shall (1) cause, in the case of all common shares of the Company owned of record, and (2) instruct the record owner, in the case of all common shares of the Company Beneficially Owned but not owned of record, directly or indirectly, by it, as of the record date for the 2017 Annual Meeting and all future meetings of shareholders (whether annual or special and whether by vote or by written consent) at which directors are elected, in each case that are entitled to vote at the 2017 Annual Meeting and all such future meetings, to be present for quorum purposes and to be voted, at the 2017 Annual Meeting and all such future meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at all such meetings and (ii) in accordance with the recommendation of the Board for the ratification of the appointment of the Company’s independent public accounting firm set forth in the Company’s proxy statement for such meetings; provided that the Icahn Parties obligations set forth in this Section 3 shall terminate if the 2017 Annual Meeting is not held on or prior to May 31, 2017.

4.	Communications.

Until three (3) months after the date on which no Icahn Designee is a member of the Board, (a) neither the Icahn Parties nor any of the Icahn Parties’ Representatives shall make, or cause to be made, by press release or similar public statement to the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages (as distinct from objective statements reflecting business criticism), the Company, its officers or its directors or any person who has served as an officer or director of the Company in the past and (b) the Company shall not, and shall cause its directors and officers not to, make, or cause to be made, by press release or similar public statement to the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages (as distinct from objective statements reflecting business criticism), any Icahn Party, its officers or its directors or any person who has served as an officer or director of any Icahn Party in the past). The foregoing shall not prevent the making of any factual statement including in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought.

5.	Public Announcements.

The Company shall announce this Agreement and the material terms hereof by means of a press release substantially in the form of Exhibit B. The Company shall provide a draft copy of the Form 8-K relating to this Agreement to the Icahn Parties at least two hours prior to filing with the SEC. The Company acknowledges that the Icahn Parties will comply with their obligations under Section 13(d) of the Exchange Act and intend to file this Agreement as an exhibit to an amendment to its Schedule 13D. The Icahn Parties will provide a draft copy of such Schedule 13D/A to the Company at least two hours prior to filing with the SEC.

6.	Board Resolutions; Article 109; Rights Plan.

(a) The Company hereby represents and warrants that the Board has previously adopted the resolutions in the form attached as Exhibit C (the “Resolutions”) and as of the date hereof, the Resolutions are in full force and effect. The Company and the Board agree that the Resolutions are irrevocable and that at no time, regardless of whether this Agreement has been terminated or whether the Company or the Icahn Parties have breached any of their obligations under this Agreement, shall the Company or the Board amend, revoke, rescind or otherwise modify the Resolutions. The Company and the Board agree that this Section 6(a), and the Icahn Parties right to enforce the Resolutions, shall survive any termination of this Agreement regardless of the cause for termination. Pursuant to the provisions of Article 109 of the Memorandum and Articles, the Board grants its irrevocable consent to the consummation by the Icahn Parties or any of them of a transaction or series of transactions, of whatever nature, pursuant to which the Icahn Parties or any of them will become an Interested Member (as defined in the Memorandum and Articles) by acquiring the Company’s outstanding common shares (or securities or other instruments convertible into or exchangeable for such shares).

(b) The Company and the Board reserve the right to adopt at any time any “Rights Plan” (which term shall include a plan or arrangement commonly referred to as a “rights plan” or “stockholder rights plan” or “shareholder rights plan” or “poison pill”), provided, however, in the event the Company adopts a Rights Plan, it agrees that for so long as an Icahn Designee is a member of the Board (i) such Rights Plan will be designed so it does not prevent or otherwise frustrate the purchase of common shares of the Company by the Icahn Parties to the extent expressly permitted by Section 2(a) of this Agreement and (ii) if the Company shall waive, modify or amend any term of such Rights Plan with respect to any third party, or if such Rights Plan shall include any provision that is more advantageous or favorable with respect to any Person or type of Person than it is to the Icahn Parties, then such waiver, modification, amendment, or provision shall also apply to the Icahn Parties.

(c) The Company and the Board acknowledge that the Icahn Parties have entered into this Agreement in reliance upon this Section 6 and that the Icahn Parties have not conceded the enforceability of any Rights Plan.

7.	Confidentiality Agreement.

The Company hereby agrees that the Icahn Designees are permitted to and may provide confidential information in accordance with the terms of the confidentiality agreement executed in connection with the execution of the 2014 Agreement (the “Confidentiality Agreement”) and that the Confidentiality Agreement remains in full force and effect. The parties hereto also agree that for purposes of the Confidentiality Agreement, any reference therein to the “Letter Agreement” shall hereinafter refer to this Agreement and not the 2014 Agreement and any notices delivered under the Confidentiality Agreement shall be provided to the addressees set forth in Section 11 hereof.

8.	Representations and Warranties of the Company.

The Company represents and warrants to the Icahn Parties that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

9.	Representations and Warranties of the Icahn Parties.

(a) Each Icahn Party represents and warrants to the Company that (i) the authorized signatories of such Icahn Party set forth on the signature page hereto have the power and authority to execute this Agreement and to bind applicable Icahn Party to this Agreement, (ii) this Agreement has been duly authorized, executed and delivered by each Icahn Party, and is a valid and binding obligation of each Icahn Party, enforceable against such Icahn Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (iii) the execution, delivery and performance of this Agreement by such Icahn Party does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Icahn Party is a party or by which it is bound.

(b) Each Icahn Party shall cause its controlled Affiliates and Representatives to comply with the terms of this Agreement.

10.	Securities Laws.

The Icahn Parties acknowledge that the Icahn Parties are aware and that the Icahn Parties and the Icahn Parties’ Representatives have been advised that the United States securities laws prohibit any Person having non-public material information about a company from purchasing or selling securities of that company in violation of applicable law. Notwithstanding anything set forth herein to the contrary, nothing in this Agreement shall be interpreted in such a manner as to require an Icahn Party or the Company to violate the United States securities laws.

11.	Notices.

Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered (i) by email and (ii) in person, by overnight courier, by email, by facsimile transmission (with receipt confirmed by telephone, by email receipt notice or by automatic transmission report) as follows:

If to the Company, to:

Herbalife Ltd.

800 West Olympic Boulevard, Suite 406

Los Angeles, California 90015

Attention: General Counsel

Facsimile: (213) 765-9890

Email: markf@herbalife.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, CA 90067

Attention: Jonathan K. Layne

Facsimile: (310) 552-7053

Email: JLayne@gibsondunn.com

and

Morgan, Lewis & Bockius LLP

300 South Grand Ave., 22nd Floor

Los Angeles, CA 90071

Attention: John F. Hartigan

Facsimile: (213) 612-2501

Email: jhartigan@morganlewis.com

If to the Icahn Parties, to:

Icahn Associates Corp.

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention: Keith Cozza

Facsimile: (212) 688-1158

Email: kcozza@sfire.com

with a copy (which shall not constitute notice) to:

Icahn Associates Corp.

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention: Andrew Langham

Facsimile: (212) 688-1158

Email: alangham@sfire.com

Any party may, by notice given in accordance with this paragraph to the other parties, designate updated information for notices hereunder.

12.	Termination; Survival.

If (a) the Company fails to comply with its obligations in Section 1, or (b) the Company or the Board breach or take any action inconsistent with the Company and the Board’s obligations pursuant to Section 6 or otherwise is in material breach, then, at the election of the Icahn Parties, in each case, this Agreement shall terminate. In the event of a termination of this Agreement for any reason, including pursuant to Section 1(e), (x) Sections 6, 16 and 18 shall survive indefinitely, (y) Section 2 shall survive (in accordance with its terms) until the later to occur of (i) the first date after the date hereof on which no Icahn Designee is a member of the Board and (ii) the earlier of (x) the completion of the 2017 Annual Meeting and (y) May 31, 2017, and (z) Section 4 shall survive until three (3) months after the date on which no Icahn Designee is a member of the Board.

13.	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Icahn Parties may assign this Agreement as set forth in Section 1(e). Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party or parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. This Agreement constitutes the only agreement between the Icahn Parties and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

14.	Third Party Beneficiaries.

This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

15.	Entire Agreement; Amendments.

This Agreement (including the exhibits hereto) represents the entire understanding and agreement of the parties with respect to the matters contained herein, and may be amended, modified or waived only by a separate writing executed by the Icahn Parties and the Company expressly so amending, modifying or waiving this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

16.	Specific Performance.

The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction without posting a bond or other undertaking restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

17.	No Waiver.

No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

18.	Governing Law.

Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (e) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

19.	Expenses.

In the event of litigation or any other dispute arising under or in connection with this Agreement, each party shall pay its own costs and expenses.

20.	Captions.

The Captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

21.	Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

[Remainder of Page Intentionally Left Blank]

Please confirm your agreement with the foregoing by signing and return to us a copy of this Agreement.

HERBALIFE LTD.
By:	/s/ Mark J. Friedman
Name: Mark J. Friedman
Title: Executive Vice President, General Counsel

Agreed to and accepted as of the date first written above:

ICAHN ASSOCIATES CORP.

ICAHN PARTNERS MASTER FUND LP

ICAHN OFFSHORE LP

ICAHN PARTNERS LP

ICAHN ONSHORE LP

BECKTON CORP.

HOPPER INVESTMENTS LLC

By: Barberry Corp., its sole member

BARBERRY CORP.

HIGH RIVER LIMITED PARTNERSHIP

By: Hopper Investments LLC, general partner

By: Barberry Corp., its sole member

By:	/s/ Sung Hwan Cho
Name: Sung Hwan Cho
Title: Authorized Signatory

ICAHN CAPITAL LP

By: IPH GP LLC, its general partner

By: Icahn Enterprises Holdings L.P., its sole member

By: Icahn Enterprises G.P. Inc., its general partner

IPH GP LLC

By: Icahn Enterprises Holdings L.P., its sole member

By: Icahn Enterprises G.P. Inc., its general partner

ICAHN ENTERPRISES HOLDINGS L.P.

By: Icahn Enterprises G.P. Inc., its general partner

ICAHN ENTERPRISES G.P. INC.

By:	/s/ Sung Hwan Cho
Name: Sung Hwan Cho
Title: Chief Financial Officer

/s/ Carl C. Icahn
Carl C. Icahn

Exhibit A

Resignation

[Date]

Board of Directors

Herbalife Ltd.

800 West Olympic Boulevard, Suite 406

Los Angeles, California 90015

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Second Amended and Restated Support Agreement, effective as of July 15, 2016, between Herbalife Ltd. and certain members of the Icahn Parties signatory thereto (the “Agreement”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective only upon, and subject to, [the earlier of (i)] such time as the Icahn Parties (together with their Affiliates) ceases collectively to Beneficially Own at least 7,007,575 Company common shares, as adjusted to account for any stock split, stock dividend or similar corporate action [or (ii) such time as the Board is composed of thirteen (13) or fewer directors]1, I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

Sincerely,

Name:

1  To be inserted only for an additional Icahn Designee appointed pursuant to Section 1(b), if any.

Exhibit B

Press Release

[See Exhibit 99.2 to Herbalife Ltd.’s Current Report on Form 8-K filed on July 15, 2016]

Exhibit C

Board Resolutions

1.1 Background

The Chairman noted that the meeting had been convened in order to consider acquisitions by Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Beckton Corp., Hopper Investments LLC, Barberry Corp., High River Limited Partnership, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and their respective affiliates (collectively, the “Icahn Parties”) of additional Voting Shares (as defined in the Company’s Articles of Association) of the Company’s common shares (the “Voting Shares”) (or securities or other instruments convertible into or exchangeable for such shares, including options, swaps or derivative securities (all of the foregoing, together with Voting Shares, the “Securities”)). The Icahn Parties “own” (as defined in the Articles) approximately 17 million common shares of the Company and desire to purchase additional Securities.

It was noted that the Articles provide, at Article 109, that the Company shall not engage in any Business Combination with any Interested Member for a period of three (3) years following the date that such Member became an Interested Member, unless prior to such date the Board approves either the Business Combination or the transaction which resulted in the Member becoming an Interested Member (each capitalised term as defined in the Articles).

1.2 Approved Transactions

It was proposed to provide the approval of the Board required by the provisions of Article 109 to the consummation by the Icahn Parties or any of them of a transaction or series of transactions, of whatever nature, pursuant to which the Icahn Parties or any of them will become an Interested Member by purchasing Securities (in market purchases, private transactions or any other purchase or acquisition (each such purchase or acquisition, a “Purchase”) and thereby become the owner of 15% or more of the outstanding Voting Shares (each such Purchase, an “Approved Transaction”).

Upon motion duly made, seconded and carried unanimously, IT WAS RESOLVED that, it being in the best interests of the Company, each Approved Transactions be and hereby is, approved.